Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

May 8, 2019

PEABODY INCREASES QUARTERLY DIVIDEND PER SHARE TO $0.14

ST. LOUIS, May 8 – Peabody (NYSE: BTU) announced today that its board of directors has declared a quarterly dividend of $0.14 per share on the company’s common stock, payable on June 12, 2019 to shareholders of record on May 22, 2019.

Today’s dividend announcement reflects an increase of $0.01 per share, or approximately 8 percent, over the previous quarter’s dividend per share, in recognition of the company’s strong ongoing cash flow generation. The company also issued a supplemental dividend of $1.85 per share in March 2019.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

Contact:

Julie Gates

314.342.4336

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.